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EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-50132 and 333-75014) pertaining to the 1998 Incentive Compensation Plan of BKF Capital Group, Inc. of our reports dated:
January 17, 2006 - Fairmount Capital Partners, L.P. as of December 31, 2005 and for the period from April 1, 2005 (commencement of operations) to December 31, 2005, January 17, 2006 - Island Drive Partners II L.P., as of December 31, 2005, January 20, 2006 - LR Capital Partners, L.P., as of December 31, 2005 and for the period from June 1, 2005 (commencement of operations) to December 31, 2005, January 20, 2006 (with respect to Note F February 9, 2006 and
February 28, 2006) - Levco Debt Opportunity Partners, L.P. as of and for the year ended December 31, 2005, January 20, 2006 (with respect to Note A February 17, 2006) - Alvarado Capital Partners, L.P., as of and for the year ended December 31, 2005, January 24, 2005 - Alvarado Capital Partners, L.P., as of December 31, 2004 and for the period from October 1, 2004 (commencement of operations) to December 31, 2004, February 6, 2004 - Levco Debt Opportunity Partners, L.P. for the year ended December 31, 2003 and January 12, 2004 - RCL Capital, L.P. for the period from July 14, 2003 (commencement of operations) to December 31, 2003.


Eisner LLP


New York, New York
March 13, 2006